UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

Amerex Group, Inc.
 (Exact name of registrant as specified in its charter)

Oklahoma	000-09735	20-4898182
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 N. Peoria Tulsa, Oklahoma	74106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 858-1050

Amerex Group, Inc.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

Amerex Group, Inc. (the “Company”) has secured $750,000 in new financing as of August 14, 2007, under an agreement with Professional Offshore Opportunity Fund, Ltd. (“PROOF”). The financing will be used to fulfill vendor and other obligations. The financing is in the form of a Secured Promissory Note payable in monthly installments commencing on September 14, 2007, and on the 10th day of each month thereafter through February 10, 2008. The loan bears interest at five percent per annum and is payable in cash or with shares or the Company’s common stock discounted at 30 percent from the average bid price for the five trading days preceding the installment. The Company also is obligated to pay a utilization fee of 10% of the monthly installment.

The Company has also issued 500,000 shares of its common stock to PROOF under a letter agreement entered into in connection with the financing. The Company has agreed to register the shares for sale or to repurchase them at specified amounts and times. If the shares are not registered by the maturity date of the loan or the date it is prepaid, the shares must be repurchased at $200,000 if the note is repaid on or before September 14, 2007, and for an additional $100,000 on the fifteenth of each month thereafter through January 15, 2008. The maximum repurchase price is $700,000 for a repurchase on or after January 15, 2008. In the event the Company does not pay the amounts due, the Company’s obligation under the letter agreement will bear interest at the rate of two percent per annum.

The obligation of the Company also is secured by shares of the Company’s common stock pledged to PROOF by Ron Brewer and Richard Coody, former officers and directors of the Company. Each pledged 1,450,000 shares. PROOF can exercise its rights as a secured party by selling the shares to apply against the Company’s obligations to PROOF in the event of a default by the Company under the Secured Promissory Note. PROOF also has the right to direct the sale of shares in the absence of a default at its discretion. The pledge is without recourse to the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Ron Brewer has resigned as member of the Board of Directors. The Company also has entered into agreements with Mr. Brewer and Richard Coody, former officers and directors, to hold them harmless from any claims that arose against them while they served as officers and directors of the Company. The agreement with Mr. Coody is part of the settlement with Mr. Coody previously announced in the Company’s Current Report of Form 8-K dated July 16, 2007. Under the terms of the agreements, Mr. Brewer and Mr. Coody are each obligated to pay the Company $850,000, or the amount they receive from the sale of their shares in the Company through the pledge described above or otherwise prior to December 31, 2009, which could be more or less than that amount. The agreements resolve all issues related to the operations of the Company during Mr. Brewer’s and Mr. Coody’s service as officers and directors. Mr. Brewer and Mr. Coody will retain 250,000 shares of the Company’s common stock.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
10.16	Secured Loan Agreement with Professional Offshore Opportunity Fund, Ltd.
10.17	Letter Agreement with Professional Offshore Opportunity Fund, Ltd.
10.18	Pledge Agreement between Richard Coody and Ron Brewer and Professional Offshore Opportunity Fund, Ltd.
10.19	Indemnification Agreement with Richard Coody
10.20	Agreement with Richard Coody
10.21	Indemnification Agreement with Ron Brewer
10.22	Agreement with Ron Brewer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Amerex Group, Inc.

Dated: August 15, 2007

By: /s/   Nicholas Malino
Nicholas Malino, CEO

Exhibit Index

Exhibit	Description
10.16	Secured Loan Agreement with Professional Offshore Opportunity Fund, Ltd.
10.17	Letter Agreement with Professional Offshore Opportunity Fund, Ltd.
10.18	Pledge Agreement between Richard Coody and Ron Brewer and Professional Offshore Opportunity Fund, Ltd.
10.19	Indemnification Agreement with Richard Coody
10.20	Agreement with Richard Coody
10.21	Indemnification Agreement with Ron Brewer
10.22	Agreement with Ron Brewer